SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 18, 1998


                        FRONTEER FINANCIAL HOLDINGS, LTD.
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             (Exact name of registrant as specified in its charter)



     Colorado                           0-17637                 45-0411501
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(State or other jurisdiction       (Commission File No.)    (I.R.S. Employer
  of incorporation)                                          Identification No.)


1700 Lincoln Street, 32nd Floor, Denver, Colorado                  80203
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   (Address of principal executive offices)                      (Zip Code)


        Registrant's telephone number including area code: (303) 860-1700



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Item 1.  CHANGES IN CONTROL OF REGISTRANT.

     In December 1997, Heng Fung Capital [S] Private Limited ("Heng Fung Private"), a wholly owned subsidiary of Heng Fung Holdings Company Limited ("Heng Fung Holdings"), a public company traded on the Hong Kong Stock Exchange, purchased 1,136,364 shares of the outstanding Common Stock of Fronteer Financial Holdings, Ltd. ("Company") from Robert A. Fitzner, Jr. and Robert L. Long, officers and directors of the Company, and from two other employees at R A F Financial Corporation ("RAF"), a wholly owned subsidiary of the Company. In December 1997, Robert A. Fitzner, Jr. and Heng Fung Private agreed that, upon the approval of the National Association of Securities Dealers, Inc. ("NASD") of a change in the beneficial ownership of 25% or more of RAF, Heng Fung Private would purchase an additional 3,556,777 shares of the Company's outstanding Common Stock from Mr. Fitzner. In conjunction with the transaction, the Company entered into an agreement ("Convertible Debenture Agreement") with Heng Fung Finance Company Limited ("Heng Fung Finance"), a wholly owned subsidiary of Heng Fung Private, pursuant to which the Company agreed to sell to Heng Fung Finance a 10 year, $4,000,000 10% convertible debenture that is convertible at $.53125 per share into 7,529,411 shares of the Company's Common Stock. The purchase of the $4,000,000 convertible debenture was completed on December 30, 1997. On December 26, 1997, the board of directors of the Company, at the request of Heng Fung Finance, pursuant to the terms of the Convertible Debenture Agreement, appointed two persons selected by Heng Fung Finance to the board of directors of the Company.

     On January 29, 1998, the NASD approved (subject to certain restrictions that have been agreed to by RAF) the change in the beneficial ownership of 25% or more of RAF, and on February 18, 1998, Heng Fung Private purchased the additional 3,556,777 shares of the Company's outstanding Common Stock from Mr. Fitzner. Contemporaneously with the purchase, Mr. Fitzner, Mr. Long and Dennis
W. Olson resigned as directors of the Company and its subsidiaries. Also, Mr. Fitzner resigned as the Chairman of the Company and as the President and Chief Executive Officer of RAF, Mr. Long resigned as the Secretary of the Company and Mr. Olson resigned as the President of the Company. At the same time, Mr. Fai H. Chan and Mr. Robert H. Trapp, the two remaining directors appointed at the request of Heng Fung Finance, reduced the number of directors on the Company's Board of Directors to three and appointed Mr. Kwok Jen Fong as a director of the Company to fill the remaining vacancy. The directors also appointed Fai H. Chan as the Chairman of the Board and the President of the Company, Robert A. Trapp as Managing Director of the Company and Gary L. Cook as the Secretary and Treasurer of the Company. Messrs. Chan and Trapp and Brian F. Zucker also became directors of RAF, Mr. Trapp was appointed the President of RAF, Brian F. Zucker was appointed the Managing Director of RAF and Gary L. Cook was appointed the Treasurer of RAF. Mr. Cook also remains as the Secretary of RAF. After giving effect to the transactions described above, Heng Fung Holdings, through Heng Fung Private and Heng Fung Finance, beneficially will own approximately 27.8% of the Company's outstanding Common Stock, will own the $4,000,000 convertible debenture that is convertible at $.53125 per share into 7,529,411 of the

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Company's  Common  Stock and will have the option to purchase an  additional  10 year, $11,000,000 10% convertible debenture that will be convertible at $.61 per share into 18,032,786 shares of the Company's Common Stock. If the $4,000,000 convertible debenture and the $11,000,000 convertible debenture, if purchased, were converted, Heng Fung Holdings, through Heng Fung Private and Heng Fung Finance, would beneficially own approximately 71.3% of the Company's outstanding Common Stock.

     The funds used by Heng Fung Private or by Heng Fung Finance to acquire the stock and $4,000,000 debenture were advanced to them by Heng Fung Holdings which had the cash available without having to borrow.


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                                SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 20, 1998



                                              FRONTEER FINANCIAL HOLDINGS, LTD.



                                              By: /s/ Fai H. Chan
                                                 ------------------------------
                                                 Fai H. Chan, Chairman of the
                                                 Board and President














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